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                                                                   EXHIBIT 10.30

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made, effective as of February 26, 2001, by and between Phillip Gobe ("Executive") and Nuevo Energy Company, a Delaware corporation having its principal place of business at 1021 Main Street, Suite 2100, Houston, Texas 77002 (the "Company").

     WHEREAS, the Executive has accepted an offer to be employed by the Company and serve as its Chief Operating Officer;

     WHEREAS, the Company and Executive desire to enter into this Executive Employment Agreement ("Agreement") setting out the terms and conditions of employment;

     NOW THEREFORE, the parties in consideration of the mutual promises, covenants and obligations contained herein do hereby agree as follows:

     1. Effect of Agreement. This Agreement is effective as of the date first written above ("Effective Date").

     2. Employment and Terms. The Company hereby employs the Executive and the Executive hereby agrees to serve as the Chief Operating Officer of the Company. Subject to the provisions for early termination provided for in this Agreement, the term of this Agreement shall commence on the Effective Date and shall terminate on the second anniversary of the Effective Date; provided however, the term shall automatically be extended for an additional one year term unless the Chief Executive Officer shall give written notice to the Executive 90 days prior to such second anniversary of the Effective Date that the term shall cease to be so extended. Thereafter, this Agreement shall continue to automatically extend for an additional one year term on each anniversary of the Effective Date unless such 90 day prior written

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notice is given to the Executive. Notwithstanding any provision of this
Agreement to the contrary, termination of this Agreement shall not alter or impair any rights or benefits of the Executive (or the Executive's estate or beneficiaries) that have arisen under this Agreement on or prior to such termination.

     3. Position and Responsibilities. The Executive shall serve as Chief Operating Officer of the Company and shall exercise such powers and comply with such directions and perform such duties in relation to the business and affairs of the Company as are consistent with the duties of individuals having similar positions with similar corporations and as may from time to time be vested in him or given to him by the President and Chief Executive Officer or the Board of Directors (the "Board") of the Company. The Executive shall use his best efforts to improve and extend the business of the Company. The Executive shall at all times report to the President and Chief Executive Officer, and his activities shall be subject to the direction and control of such officer. The Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company's business.

     4.  Compensation.

         A. Base Salary: In consideration of the services to be rendered by the Executive to the Company, the Company will pay to the Executive an annual base salary of $275,000, prorated for any partial year ("Base Salary"). The Executive's salary for subsequent years shall be at equivalent or increased rates or as may otherwise be agreed to by the Company and the Executive. Salary shall be payable in conformance with the Company's prevailing practices for executive compensation as such practices shall be established or modified from time to time. Salary payment shall be subject to all applicable federal and state withholding, payroll and other taxes.

         B. Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to participate in and receive an incentive bonus, which shall be awarded at
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the discretion of the Compensation Committee of the Board of Directors ("Annual
Bonus"). To the extent that the Annual Bonus is used in any payment calculation under Section 5D or Section 6, and the Executive has been employed less than a year such that an Annual Bonus has not been earned or accrued, then, the amount that shall be used as the Annual Bonus component of the calculation shall be that amount that the Executive would have been entitled to receive if the bonus objectives for the first year of the Executive's employment had been fully satisfied.

         C. Options. The Compensation Committee of the Board of Directors shall consider the grant of options to the Executive based on his performance. The exercise price for such options shall be the fair market value of the Company's common stock as of the date of such option grant. In addition, by a separate grant agreement, the Executive shall be granted the option to purchase 150,000 shares of the common stock of the Company under the Company's 1999 Stock Incentive Plan ("Sign-on Options"). The Sign on Options shall be subject to the terms and conditions of the grant agreement, effective as of the Effective Date of this Agreement and the Sign-on Options shall vest and become fully exercisable on the following schedule:

    On the first Anniversary Date of the Executive's Employment: 50,000 shares On the second Anniversary Date of the Executive's Employment: 50,000 shares On the third Anniversary Date of the Executive's Employment: 50,000 shares

Such vesting shall be further subject to Section 6 of this Agreement.

         C. Benefits. The Company agrees to provide the following benefits to the Executive as a part of his employment:

             (i) Four weeks of paid vacation (calculated on a per pay period basis).

             (ii)   Eleven paid holidays per year.

             (iii) Participation in the 401(k) Retirement Plan upon date of hire.

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             (iv)   Health and welfare benefits in accordance with the various plan documents.

             (v)    Participation in the Nuevo Energy Deferred Compensation
                    Plan.

             (vi) Participation in the short term illness plan upon hire and long term illness plan upon eligibility.

             (vii)  Company-paid parking.

             (viii) Houston Center Club or Metropolitan Racquet Club Membership.

             (ix)   Participation in the Targeted Stock Ownership Plan.

             (x) Payment of Professional dues for the Society of Professional Engineers.

     5. Termination. The Executive's term of employment under this Agreement may be terminated as follows:

         A. At the Executive's Option. The Executive may terminate his employment hereunder at any time upon at least thirty (30) days' advance written notice to the Company. In such event, the Executive shall be entitled to no severance or other termination benefits. The Company shall have no remedy against the Executive in law or otherwise upon the termination of this Agreement and the Executive's employment with the Company in accordance with this paragraph.

         B.  At the Election of the Company for Just Cause.  The
Company may, immediately and unilaterally, terminate the Executive's employment for just cause at any time by written notice to the Executive. Termination of employment by the Company shall constitute a termination "for just cause" if such termination is for one or more of the following reasons:

             (i) the willful failure or refusal of the Executive to render services to the Company in accordance with his obligations


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                    under this Employment Agreement (or in accordance with his obligations immediately prior to the change in control, if the Executive does not have an Employment Agreement), and such failure or refusal continues, uncured, for a period of not less than 15 days after written notice specifically identifying the manner in which the Executive has not performed his duties;

             (ii) the commission by the Executive of an act of fraud or embezzlement against the Company or the commission by the Executive of any other action with the intent to injure the Company; or

             (iii) the Executive having been convicted of or plead guilty or nolo contendere to a felony.

In such event, the Executive shall be entitled to no severance or other termination benefits.

         C. Termination for Reasons Other than Just Cause and Constructive Discharge. The Company may, immediately and unilaterally, terminate the Executive's employment at any time without cause by giving written notice to the Executive of the Company's election to so terminate the employment. In addition, the Executive may terminate his employment within six months of an event of constructive discharge which is defined as the occurrence of any event set out in subparagraph (i) through (vii) below ("Constructive Discharge"). The Executive shall be deemed to be Constructively Discharged if:

             (i) the Executive's office, title, responsibilities, or the conditions of employment are substantially reduced from those outlined


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                    in Section 3 or those that exist immediately prior to a
                    Change in Control; or,

             (ii) the Company fails to continue in effect any compensation or benefit plan in which the Executive participates that is material to the Executive's total compensation, unless an equitable arrangement has been made with respect to such compensation or plan (including the substitution of a comparable plan) or the failure by the Company to continue the Executive's participation therein is not on a basis that is materially less favorable to the Executive relative to other similarly situated executives, both in terms of the amount of benefits provided and the level of participation; or,

             (iii) the Company takes any action materially and adversely affecting the Executive's participation in or materially reducing his rights or benefits under or pursuant to any compensation or benefit plan or the Company fails to increase or improve such rights or benefits on a basis consistent with practices implemented subsequent to the date of this Agreement with respect to the senior executives of the Company generally; or,

             (iv) the relocation of the Company's principal executive offices outside the greater Houston, Texas metropolitan area; or,

             (v) requiring the Executive to relocate anywhere other than the location of the Company's principal executive offices; or

             (vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to


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                    perform this Agreement, as contemplated in Section 8 hereof.

             (vii) the material breach by the Company of any provision of this Agreement.

         D. In the event that the Company terminates the Executive's employment for other than just cause or disability, or the Executive terminates his employment due to a Constructive Discharge, the Company agrees to pay the Executive in one lump sum payment within 10 days the sum of two years Base Salary at the then current rate and Annual Bonus (calculated based on the average of the last three year's bonus award, but using only years in which the Executive was actually employed by the Company). For the purpose of this calculation, the following adjustments shall be made:

             (i) Should the Executive have voluntarily agreed to a salary reduction and such reduced salary is in effect at the time of termination, then the higher of the Base Salary or the salary that was in effect immediately prior to such voluntary agreement shall be used in the calculation.

             (ii) The Annual Bonus used in the calculation shall be the entire bonus award accrued for the Executive and attributable to a particular calendar year, whether the bonus is paid in whole or in part or during or after that calendar year.

     In the event that the Company is obligated to pay the Executive under this
Section 5D, all options previously awarded to the Executive will, to the extent not already vested, vest immediately and the Executive shall have the lesser of
(i) 365 days or (ii) the remaining Option Term to exercise any or all of his vested options.

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6.    Change in Control.   In the event that the Company terminates the
Executive's employment for other than just cause or disability within two years of a Change of Control or the Executive terminates his employment due to a Constructive Discharge within two years of a Change of Control, the Company agrees to pay the Executive in one lump sum payment within 10 days of the termination of employment, the sum of three years Base Salary and three years annual bonus (calculated based on the average of the last three year's bonus award, but using only years in which the Executive was actually employed by the Company). Notwithstanding the foregoing, if the Executive is terminated in connection with a Change in Control on or after the six month anniversary date of this Agreement but prior to the first anniversary date, the Executive shall be entitled to the sum of two years base salary and two years annual bonus. If the Executive is terminated in connection with a Change in Control on or after ninety days but prior to the six month anniversary date of this Agreement, the Executive shall be entitled to the sum of one year Base Salary and one year annual bonus. If the Executive is terminated in connection with a Change in Control within ninety days of the Effective Date of this Agreement, the Executive shall be entitled to one year Base Salary. To the extent that an annual bonus has not been determined and the Executive is terminated within the first year of employment in connection with a Change in Control, then the Executive's target bonus for the year shall be used for the purpose of any calculation under this provision. Such provision shall be incorporated in a separate Severance Protection Agreement with the Executive.

In the event of a Change in Control, all outstanding options, other than the Sign-on Options during the first year of employment will, to the extent not already vested, vest immediately and the Executive shall have the lesser of (i) 365 days or (ii) the remaining Option Term to exercise any or all of his vested options.


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With respect to the Sign-on Options, if the Change in Control occurs prior to the six month anniversary date of this Agreement, no Sign-on Options will vest. If the Change in Control occurs after the six month anniversary date of this Agreement but prior to the one year anniversary date, one half of the Sign-on Options shall vest. If the Change in Control occurs after the one year anniversary date of this Agreement, such options shall be accorded the same treatment under the preceding paragraph as all other outstanding options held by the Executive.

For the purpose of this Agreement, "Change in Control" shall mean (i) the Company sells or otherwise disposes of substantially all of its assets to another corporation or other entity (other than to a corporation or entity in which the persons that are holders of shares of the Company's common stock immediately prior to the transaction receive 50% or more of the common stock of such corporation or entity), (ii) the Company merges with another company and the persons who are holders of shares of the Company's common stock immediately prior to the merger receive less than a majority of the shares of common stock of the surviving company with respect to such shares of Company common stock in the merger, (iii) the Company merges with another company and a majority of the members of the board of directors immediately following such merger were not members of the Company's board of directors immediately prior to such merger, or
(iv) any other merger, transfer of stock or other transaction wherein the Company combines its business, assets or operations with another entity which has approximately the same market capitalization, total assets or similar measure of size


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and which the compensation committee of the board of directors determines is a
Change in Control.

     In addition to the payments required to be made hereunder, the salary otherwise payable to and earned by the Executive to the date of termination shall be prorated to the date of termination. As expeditiously as possible after the termination, the Company shall pay or reimburse the Executive for all reasonable business expenses incurred prior to the termination. In addition, the Company shall continue to provide the Executive with medical, dental and health benefits (but not life or disability insurance) during the eighteen month period from the date of termination at the Company's expense.

       6. Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by the employee as a result of employment by another employer, self-employment earnings, by retirement benefits, by offset against any amount claimed to be owing by the Executive to the Company, or otherwise, except that, any cash severance amount due or payable to the Executive under this Agreement is in lieu of any payment or obligation of the Company pursuant to a Company maintained severance plan or policy for employees in general.

       7. Gross-up of Parachute Payment. If during the term of this Agreement, any payment is made in connection with a Change in Control, including without limitation any imputed income, or benefit provided to or on behalf of the Executive, including any accelerated vesting or any deferred compensation or other award, whether or not made or provided pursuant to this Agreement, results in the Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, (or any successor or similar provision), then the Company shall pay the Executive an additional amount of cash (the "Additional Amount") such that the net amount of all payments and benefits received by the Executive after paying all applicable taxes

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thereon, including on such Additional Amount, shall be equal to the net after tax amount of payments and benefits that the Executive would have received if Sections 280G and 4999 were not applicable. The Executive shall not be entitled to a Gross-up payment for any payment that may be due under this Agreement for other than a termination in connection with a change in control.

       8. Successor. The Company will require any Successor or any corporation which becomes the ultimate parent corporation of the Company or any such Successor ("Ultimate Parent") to expressly assume and agree in writing satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession or creation of the parent company relationship shall be deemed a Constructive Discharge.

       9. Consent and Waiver by Third Parties. Executive hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties as to enable him to accept and continue employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligations or understanding with any such third party.

       10. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Paragraph 10. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understanding between the parties with reference to the subject matter set forth herein and may be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.


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       11.  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas.

       12. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.


       IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement this the 26th day of February 2001.



                                  NUEVO ENERGY COMPANY


                                  By:  /s/ Douglas L. Foshee
                                       ---------------------
                                       Douglas L. Foshee
                                       Chairman, President
                                       and Chief Executive Officer



                                       /s/ Phillip Gobe
                                       ----------------
                                       Phillip Gobe





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